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                                                                  EXHIBIT (M)(3)

                     KENSINGTON REAL ESTATE SECURITIES FUND

                          SERVICE AND DISTRIBUTION PLAN


         Introduction: It has been determined that each class of shares ("Class") of Kensington Real Estate Securities Fund ("Fund"), a series of The Kensington Funds, will pay for certain costs and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and the Fund therefore adopts the Service and Distribution Plan (the "Plan") set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

         The Board of Trustees, in considering whether the Fund should implement the Plan with respect to the Classes, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Classes of the Fund for such purposes.

         In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Classes and their existing and future shareholders.

         The Plan: The material aspects of the financing by each Class of the Fund of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

         1. Subject to the limits set herein with respect to each Class, assets of each Class will be used to compensate Quasar Distributors, LLC ("Quasar") or any successor entity designated by the Fund (Quasar and any such successor, the Distributor,) for services provided and expenses incurred in connection with the distribution and marketing of shares of the Fund and servicing of Fund shareholders. Distribution and servicing costs and expenses may include (1) printing and advertising expenses; (2) payments to employees or agents of the distributor who engage in or support distribution of the Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars;
(5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of

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Trustees determines to be reasonably calculated to result in the sale of Fund shares or the retention of Fund assets.

         2. Payments to the distributor for Class A Shares: Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), the Distributor will be compensated monthly for such costs, expenses or payments at up to but not more than the following annual rates with respect to Class A Shares of the Fund, based on the average daily net assets of that Class: 0.25%, which may be used as a "service fee," as defined in applicable rules of the NASD.

         3.       Payments to the Distributor for Class B and Class C Shares:
The Fund may expend pursuant to this Plan and as set forth below an aggregate amount not to exceed 1.00% per annum of the average net assets of the Fund s Class B and Class C Shares.

                  a. Service Fee. The Fund shall pay to the Distributor monthly in arrears a shareholder servicing fee (the "Shareholder Servicing Fee") at the rate of 0.25% per annum on the Fund's Class B and Class C shares outstanding.

                  b. Distribution Fee. The Fund shall pay to the Distributor monthly in arrears its Allocable Portion of a fee (the "Distribution Fee"), which shall accrue each day in an amount equal to the product of (A) the daily equivalent of 0.75% per annum multiplied by (B) the net asset value of the Fund's Class B and Class C shares outstanding on each day.

         The Distributor may sell and assign its right to its Allocable Portion (but not its obligations to the Fund under the Fund's Distribution Agreement) of the Distribution Fee to a third party, and such transfer shall be free and clear of offsets or claims the Fund may have against the Distributor, it being understood that the Fund is not releasing the Distributor from any of its obligations to the Fund under the Distribution Agreement or any of the assets the Distributor continues to own. The Fund may agree, at the request of the Distributor, to pay the Allocable Portion of the Distribution Fee directly to the third party transferee.

         The distribution agreement or underwriting agreement with respect to the Fund and each Distributor relating to Class B and Class C shares (the "Distribution Agreement") shall provide (such provisions may be provided by incorporating the terms of this Plan by reference) that:

                  (a) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fee payable in respect of each Class B and Class C share of the Fund upon the settlement date of each sale of each "CDSC Share" (as defined in the Allocation schedule (as defined below)) taken into account in determining such Distributor's Allocable Portion of the Distribution Fee;

                  (b) notwithstanding anything to the contrary in this Plan or the Distribution Agreement, the Fund's obligation to pay the Distributor its Allocable Portion of the Distribution Fee shall not be terminated or modified (including, without limitation, by change in the rules applicable to the conversion of Class B or Class C shares into another class of shares) for any

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reason (including a termination of this Plan or the Distribution Agreement between such Distributor and the Fund) except:

                           (i)      to the extent required by a change in the
Act, the rules and regulations under the Act, the Conduct Rules of the NASD, or any judicial decisions or interpretive pronouncements by the Securities and Exchange Commission, which is either binding upon the Distributor or the Fund, or generally complied with by similarly situated distributors of mutual fund shares or mutual funds in each case enacted, promulgated or made after June 11, 2004; provided, that if Rule 12b-1 is changed in a manner that permits or requires the Fund to replace the Distribution Fee with another economically similar fee payable by the Fund or by the holders of shares, the Fund will use its best efforts to replace the Distributor's Allocable Portion of the Distribution Fee with such economically similar fee and appropriate amendments will be made to the prospectus, this Plan and the Distribution Agreement to accomplish that objective with the minimum interruption in the payment to the Distributor or its assignee of the Distributor's Allocable Portion of the fees as is possible under such circumstances;

                           (ii)     on a basis which does not alter the
Distributor's Allocable Portion of the Distribution Fee computed with reference to CDSC Shares of the Fund, the Date of Original Issuance (as defined in the Allocation Schedule) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to the Distributor under the Allocation Schedule with reference to such CDSC Shares; or


                           (iii)    in connection with a Complete Termination
(as defined below) of this Plan by the Fund;

                  (c) the Fund will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect to the Class B and Class C Shares, the Date of Original Issuance of which occurs on or prior to the taking of such action except as provided in the Fund's prospectus or statement of additional information on the date such CDSC Share was issued, without the consent of the Distributor or its assigns;

                  (d) notwithstanding anything to the contrary in this Plan or the Distribution Agreement, none of the termination of a Distributor's role as principal distributor of the Class B and Class C Shares of the Fund, the termination of the Distribution Agreement or the termination of this Plan will terminate a Distributor's right to its Allocable Portion of the CDSCs in respect of Class B and Class C Shares of the Fund;

                  (e) except as provided in (b) above and notwithstanding anything to the contrary in this Plan or the Distribution Agreement, the Fund's obligation to pay the Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B and Class C shares of the Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including,


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without limitation, any of the foregoing based on the insolvency or bankruptcy of the Distributor; and

                  (f) until the Distributor has been paid its Allocable Portion of the Distribution Fees in respect of the Class B and Class C Shares of the Fund, the Fund will not adopt a plan of liquidation in respect of the Class B or Class C Shares without the consent of such Distributor and its assigns. For purposes of this Plan, the term "Allocable Portion" of the Distribution Fees or CDSCs payable in respect of the Class B and Class C shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Class B and Class C shares of the Fund allocated to the Distributor in accordance with Appendix B to the Distribution Agreement in respect of the Fund with Quasar (the "Allocation Schedule") as it relates to the Class B and Class C Shares of the Fund, and until such time as the Fund designates a successor to Quasar as Distributor, the Allocable Portion in respect to Quasar shall equal 100% of the Distribution Fees and CDSCs payable on Class B and Class C Shares outstanding. For purposes of this Plan, the term "Complete Termination" in respect of this Plan as it relates to the Class B and Class C Shares means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all Class B and Class C Shares, the termination of the distribution plans and Distribution Agreements, and the complete cessation of the payment of any asset based sales charge (within the meaning of the Conduct Rules of the NASD) or similar fees in respect of the Fund and any successor mutual fund or any mutual fund acquiring a substantial portion of the assets of the Fund (the Fund and such other mutual funds hereinafter referred to as the "Affected Funds") and in respect of the Class B and Class C Shares and every future class of shares which have substantially similar characteristics to the Class B or Class C Shares (all such classes of shares the "Affected Classes of Shares") of such Affected Funds taking into account the amount of asset based sales charge, CDSC or other similar charges borne directly or indirectly by the holders of such shares; provided that

                           (i)      the Board of Trustees of such Affected
Funds, including the Plan Trustees (as defined below) of the Affected Funds, shall have determined that such termination is in the best interest of such Affected Funds and the shareholders of such Affected Funds, and

                           (ii)     such termination does not alter the CDSC as
in effect at the time of such termination applicable to CDSC Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

         4. The Plan will become effective immediately upon approval by a majority of the Board of Trustees, and by a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Trustees"), each pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, or on such later date as approved by the Trustees.

         5. The Plan shall continue with respect to a particular Class for a period of one year from its effective date, unless earlier terminated as to that Class in accordance with its terms, and thereafter shall continue automatically with respect to such Class for successive annual periods,


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provided such continuance is approved by a majority of the Board of Trustees, and by a majority of the Plan Trustees, each pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

         6. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that Class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

         7. The Plan is terminable as to any Class without penalty at any time by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of that Class.

         8. Notwithstanding anything in paragraphs 6 or 7 to the foregoing, any amendment or termination of this Plan shall not affect the rights of a Distributor to receive its Allocable Portion of the Distribution Fees, unless the termination constitutes a Complete Termination of this Plan as described above.

         9. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

         10. While the Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not "interested persons".

         11. The Fund shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 9 hereof, for a period of not less than six years from the date of the Plan, of such agreement or report, the first two years in an easily accessible place.

Amended as of June 11, 2004


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